Exhibit 99.1

Yahoo! Approves Stock Repurchase Program

SUNNYVALE, CALIF. – March 24, 2005 – Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, today announced that its Board of Directors has approved a stock repurchase program, effective March 2005.  Under the program, Yahoo! is authorized to repurchase up to $3 billion of its outstanding shares of common stock from time to time over the next five years, depending on market conditions, share price and other factors.

The repurchases may be made on the open market, in block trades or otherwise and may include derivative transactions.  The program may be suspended or discontinued at any time.

“This stock repurchase program demonstrates the confidence we have in our company and shows our commitment to deliver long-term shareholder value,” said Terry Semel, chairman and chief executive officer, Yahoo! Inc.  “The cash productivity of our business model enables us to actively invest cash in areas that we believe will drive future value for shareholders, such as stock repurchases.”

The stock repurchase program will be funded using the company’s working capital.  As of December 31, 2004, the company had cash, cash equivalents and marketable securities of approximately $4.6 billion.

Yahoo! has completed its previous stock repurchase program.  The Board of Directors previously approved an authorization to repurchase up to $500 million of the Company’s outstanding shares of common stock in March 2001.  Pursuant to this prior authorization, the Company repurchased approximately 38 million shares of common stock for a total amount of approximately $325 million, including $165 million during the first quarter of 2005.  Additionally, Yahoo! currently has $175 million in structured stock repurchase transactions outstanding.

As of March 4, 2005, Yahoo! had approximately 1.4 billion common shares outstanding.

About Yahoo!

Yahoo! Inc. is the No. 1 Internet brand globally and the most trafficked Internet destination worldwide.  Yahoo! provides online products and services essential to consumers’ lives, and offers a full range of tools and marketing solutions for businesses to connect with Internet users around the world.  Yahoo! is headquartered in Sunnyvale, Calif.

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Investor Relations Contact:

Paul Hollerbach, (408) 349 3578, paulh@yahoo-inc.com

Media Relations Contact:
Joanna Stevens, (408) 349 7855, joanna@yahoo-inc.com